EXHIBIT 99.1

                               AMENDMENT NO. 1 TO
                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


         This Amendment No. 1 (the "Amendment") is made as of this 25th day of November, 2003, between LeCroy Corporation, a Delaware corporation (the "Company"), and Lutz P. Henckels of Upper Saddle River, New Jersey (the "Executive").

         WHEREAS the Executive and the Company have executed and delivered an Amended and Restated Employment Agreement dated as of January 18, 2002 (the "Agreement"), and wish to amend that Agreement as of this date;

         WHEREAS the Executive has stated his intention to resign as an employee and as a Director of the Company effective immediately.

         Now, therefore, in consideration of the covenant and agreement hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Notwithstanding the provisions of the Agreement, including without limitation Section 3.3 thereof, the Executive hereby resigns as an employee of the Company effective as of the date hereof. The Company hereby waives the sixty (60) day prior written notice of such a resignation that is required by the Agreement and accepts such resignation effective as of the date hereof. The Executive shall continue to be compensated through the remainder of the Term as if his employment had not been terminated by his resignation. In addition to the foregoing, the Executive hereby resigns as a member of the Board of Directors of the Company effective as of the date hereof.

         2. Section 2.3 of the Agreement is hereby amended by adding the following language at the end thereof:

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         On the date hereof, to the extent that the exercise price of any of such options held by the Executive is greater than the fair market value of the Company's common stock on that date (such options with a purchase price greater than the fair market value on such date hereinafter referred to as the "Underwater Options"), the exercise date for such Underwater Options is hereby extended to terminate on October 28, 2005 rather than 90 days from the date hereof. For purposes of clarity, any stock option that has an exercise price that is below the fair market value on this date shall continue to be exercisable for 90 days in accordance with the terms of the stock option agreements pursuant to which those stock options were granted. To the extent that the foregoing is inconsistent with any Stock Option Agreement between the Company and the Executive, such agreements shall be deemed amended by the foregoing.

         In Witness Whereof, the parties hereto have executed this Amendment as of the date first above written.

LECROY CORPORATION


By: /s/ Thomas H. Reslewic
    ---------------------
    Name: Thomas H. Reslewic
    Title: Chief Executive Officer





EXECUTIVE:

/s/ Lutz P. Henckels
--------------------
Lutz P. Henckels






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November 25, 2003

Board of Directors
LeCroy Corporation
700 Chestnut Ridge Road
Chestnut Ridge, NY 10977-6499

Gentlemen:

I hereby resign as a Director of LeCroy Corporation, effective as of the close of business on this date. It has been my pleasure to serve LeCroy Corporation for these many years, and I wish you the best of luck.



                                                       Very truly yours,


                                                       /s/ Lutz P. Henckels
                                                       --------------------
                                                       Lutz P. Henckels